Exhibit 99.1

Rightside Announces Third Quarter 2015 Financial Results

Third Quarter Total Revenue Increases 11% Year-over-Year

KIRKLAND, Wash., November 9, 2015 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the third quarter ended September 30, 2015.

“In the third quarter, we delivered record quarterly revenue and margins continue to increase year-over-year due to the impact of the new generic Top Level Domain program on both the Registry and Registrar businesses,” said Chief Executive Officer Taryn Naidu.

“Name.com had another strong quarter with revenue up 23% year-over-year driven by strong new gTLD registrations.  We are excited about the market opportunity and to see increased market adoption of our new gTLDs as they are becoming an important tool for digital marketers.  We are seeing a broad movement among leading brands, such as Amazon, Apple, Google, Hyundai, Samsung and many more.  These innovative companies, and thousands more like them, have recognized new domain extensions’ unique utility as simple, yet powerful discovery and branding tools.  Two notable new domain extensions that are showing solid traction since their respective market launches are .ROCKS, which has over 60,000 registrations to date and .NEWS, our most successful and fastest growing gTLD, which has accumulated over 35,000 registrations to date since launching in July,” Naidu continued.

Financial Summary

(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Registrar services (1)	$43,953	$40,907	$129,233	$117,847
Registry services (1)	2,382	562	5,912	820
Aftermarket and other	8,547	7,442	23,423	21,583
Eliminations (2)	(763)	(137)	(1,747)	(235)
Total revenue	$54,119	$48,774	$156,821	$140,015

Gain on other assets, net	$(1,721)	$(8,558)	$(8,682)	$(14,303)

(Loss) income before income tax	$(4,350)	$2,489	$(9,818)	$(4,964)
Income tax benefit	(946)	(1,608)	(2,617)	(1,650)
Net (loss) income	$(3,404)	$4,097	$(7,201)	$(3,314)

Adjusted EBITDA (3)	$897	$(592)	$2,244	$(3,648)

(1) Amounts for Registrar and Registry services revenue were previously presented on a combined basis as Domain Name Services revenue.

(2) Amounts in the eliminations line reflect the elimination of intercompany charges between our Registrar and Registry services businesses.

(3)This Non-GAAP financial measure is described below and reconciled to GAAP net (loss) income in the accompanying table.

Rightside Group, Ltd.

Third Quarter 2015 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal third quarter 2014.)

▪	Registrar services revenue increased 7% to $44.0 million compared to $40.9 million.
▪	Registry services revenue increased to $2.4 million compared to $562 thousand.
▪	Aftermarket and other revenue was $8.5 million compared to $7.4 million.
▪	Total revenue increased 11% to a record $54.1 million compared to $48.8 million.
▪	Adjusted EBITDA was $0.9 million, compared to Adjusted EBITDA of ($0.6 million).
▪	Gain on other assets, net was $1.7 million representing the gain on withdrawals of its interest in gTLD applications during the period compared to $8.6 million.

Business Highlights

▪

Rightside has signed registry operator agreements with ICANN for 39 gTLDs to date.  Rightside also has an interest in 15 additional gTLD applications that have yet to be awarded to their ultimate registry operator.

▪

Rightside announced the availability of the .NEWS domain extension in July 2015.  .NEWS is Rightside’s fastest growing gTLD with over 35,000 registration since launch and already ranks as the 4th most registered web address in its portfolio.

▪

As of September 30, 2015, year to date Registry services revenue totaled $5.9 million and 36 of Rightside’s owned and operated gTLDs were in general availability.  In October 2015, Rightside launched two additional gTLDs (.LIVE and .STUDIO) into general availability.

▪	To date, Rightside’s 38 owned and operated gTLDs in general availability have generated over 375,000 registrations.
▪	Rightside’s retail registrar, Name.com, grew revenue 23% year over year with over half of that growth driven by higher margin new gTLDs.
▪

With over 16 million total domains under management as of September 30, 2015, including over 2.8 million domain names registered through its retail outlets, Rightside remains one of the world’s largest registrars.

Registrar Services Operating Metrics

	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	Change	2015	2014	Change
End of period domains (in millions) (1)	16.3	15.8	3.2%	16.3	15.8	3.2%
Average revenue per domain (2)	$10.81	$10.46	3.3%	$10.69	$10.28	4.0%
Renewal rate (3)	74.7%	72.5%		75.4%	73.0%

(1)	A domain is defined as an individual domain name registered by a third-party customer on Rightside’s registrar platforms for which Rightside has begun to recognize revenue.
(2)

Average revenue per domain is calculated by dividing registrar services revenue for a period by the average number of domains registered on Rightside’s registrar platforms in that period. Average revenue per domain for partial year periods is annualized.

(3)	The renewal rate is defined as the percentage of domain names on Rightside’s registrar platforms that are renewed after their original term expires.

Rightside Group, Ltd.

Liquidity and Capital Resources

▪	As of September 30, 2015, Rightside had cash and cash equivalents of $45.9 million, compared to $46.4 million as of June 30, 2015.

Business Outlook

For the full year ending December 31, 2015, Rightside reaffirms its revenue guidance and improves its Adjusted EBITDA guidance:

▪	Total revenue of $210 million to $220 million, inclusive of $6 million to $9 million of GAAP revenue from the Registry services business; and
▪	Total Adjusted EBITDA of $2 million to $3 million, up from prior outlook of break-even, driven by increased registry revenue, strong expense management and the timing of sales and marketing spend.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, November 9, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time):

▪	Live conference call: (844) 413-1777 (domestic) or (716) 247-5761 (international)
▪	Conference call replay available through November 14, 2015: (855) 859-2056 (domestic) or (404) 537-3406 (international)
▪	Conference ID: 55557673
▪	Live and archived webcast: http://www.rightside.market

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, gain on sale of marketable securities, gain (loss) on other assets, net, depreciation and amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs. Acquisition and realignment costs include legal, accounting and other professional fees directly attributable to acquisition activity as well as employee severance and other payments in connection with corporate realignment activities. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss).  A reconciliation of GAAP net income (loss) to Adjusted EBITDA can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

About Rightside

Rightside™ inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including eNom and Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America, Europe and Australia. For more information please visit www.rightside.co.

Rightside Group, Ltd.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s expected total revenue, Adjusted EBITDA, and registry services revenue.  Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  Rightside’s ability to successfully operate new gTLD registries and provide back-end infrastructure services to new and existing registries; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission on August 11, 2015.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Rightside Group, Ltd.

Rightside Group, Ltd.

Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$54,119	$48,774	$156,821	$140,015
Cost of revenue (excluding depreciation and amortization)	41,583	38,297	120,870	109,507
Sales and marketing	2,591	2,231	7,618	7,167
Technology and development	5,355	4,705	15,737	15,432
General and administrative	5,195	5,224	15,082	16,147
Depreciation and amortization	4,237	3,620	12,317	11,560
Gain on other assets, net	(1,721)	(8,558)	(8,682)	(14,303)
Interest expense	1,225	701	3,695	701
Other expense (income), net	4	65	2	(1,232)
(Loss) income before income tax	(4,350)	2,489	(9,818)	(4,964)
Income tax benefit	(946)	(1,608)	(2,617)	(1,650)
Net (loss) income	$(3,404)	$4,097	$(7,201)	$(3,314)

Net (loss) income per share attributable to common stockholders
Basic	$(0.18)	$0.22	$(0.38)	$(0.18)
Diluted	(0.18)	0.22	(0.38)	(0.18)

Weighted average number of shares outstanding
Basic	18,916	18,444	18,809	18,424
Diluted	18,916	18,488	18,809	18,424

Rightside Group, Ltd.

Rightside Group, Ltd.

Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2015	2014

Assets
Current assets
Cash and cash equivalents	$45,856	$49,743
Accounts receivable	11,687	14,256
Prepaid expenses and other current assets	7,597	6,898
Deferred registration costs	76,699	73,289
Total current assets	141,839	144,186
Deferred registration costs, less current portion	15,638	14,502
Property and equipment, net	11,516	11,527
Intangible assets, net	56,377	37,116
Goodwill	103,042	103,042
Deferred tax assets	12,530	9,483
gTLD deposits	8,415	21,180
Other assets	3,036	3,298
Total assets	$352,393	$344,334

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,184	$7,190
Accrued expenses and other current liabilities	23,594	22,313
Debt	1,500	1,500
Deferred tax liabilities	27,886	27,886
Deferred revenue	100,076	92,683
Total current liabilities	161,240	151,572
Deferred revenue, less current portion	20,564	19,195
Debt, less current portion	23,362	23,605
Other liabilities	1,176	1,117
Total liabilities	206,342	195,489
Total stockholders' equity	146,051	148,845
Total liabilities and stockholders' equity	$352,393	$344,334

Rightside Group, Ltd.

Rightside Group, Ltd.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net (loss) income	$(3,404)	$4,097	$(7,201)	$(3,314)
Add (deduct):
Income tax benefit	(946)	(1,608)	(2,617)	(1,650)
Gain on sale of marketable securities	-	-	-	(1,362)
Gain on other assets, net (1)	(1,721)	(8,558)	(8,682)	(14,303)
Interest expense	1,225	701	3,695	701
Depreciation and amortization	4,237	3,620	12,317	11,560
Stock-based compensation expense	1,506	1,156	4,643	4,426
Acquisition and realignment costs (2)	-	-	89	294
Adjusted EBITDA	$897	$(592)	$2,244	$(3,648)

(1)	Net loss (gains) on withdrawals of interest in gTLD applications, included in gain on other assets, net.
(2)

Acquisition and realignment costs included employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company’s core operating results.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433

Brinlea Johnson, 212-331-8424

IR@rightside.rocks